UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 11, 2026

Citigroup Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

388 Greenwich Street, New York, New York (Address of principal executive offices)		10013 (Zip Code)

(212) 559-1000

(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 formatted in Inline XBRL: See Exhibit 99.1

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CITIGROUP INC.

Current Report on Form 8-K

Item 8.01. Other Events.

On February 11, 2026 (the Grant Date), the Compensation, Performance Management and Culture Committee of the Citigroup Inc. (Citi) Board of Directors (the Compensation Committee) approved incentive compensation awards for 2025 performance to Citi’s Chief Executive Officer (CEO) Jane Fraser.

The Compensation Committee’s 2025 incentive compensation determination for Ms. Fraser reflects her work to meaningfully strengthen Citi’s performance throughout 2025, her strategic vision and her leadership in executing that vision, and the continued execution of the bold choices she has made to position the firm for further growth. Under her leadership in 2025, each of Citi’s five businesses delivered positive operating leverage and record revenue, the firm’s stock price performance led all industry peers over the past one- and three-calendar-year periods, and Citi has advanced its transformation, with more than 80% of our programs at or near Citi’s target state.

Additional achievements that factored into the determination include:

●	The record 2025 revenues reported by each of Citi’s five core businesses— Services, Markets, Banking, Wealth and U.S. Personal Banking (USPB) —reflect returns that improved by between 250 and approximately 800 basis points.
●	The firm’s 2025 net income was up 13% and revenues were up 6%, in each case from 2024. Citi’s Common Equity Tier 1 (CET1) Capital Ratio under the Basel III Standardized Approach was 13.2% and remains above its regulatory capital requirement. Citi also returned over $17.5 billion to common stockholders in 2025 through stock repurchases and dividends.
●	During 2025, Citi made significant progress concerning regulatory compliance. This includes the Office of the Comptroller of the Currency’s termination of its July 2024 amendment to Citibank’s 2020 Consent Order.
●	Citi made continued improvements in the transformation of our risk and control environment, including nearing the completion of a five-year process to design and implement a new framework for assessing how managers control risks; substantially upgrading how we ensure compliance with regulatory capital requirements and business planning forecasting; and making further advancements in the firm’s data management.
●	During 2025, Citi reached significant milestones in terms of our simplification as we approach the end of our international divestitures. We signed an agreement to sell our consumer business in Poland, and we received internal approvals to sell our remaining institutional operations in Russia. We also negotiated the sale of a 25% stake of Banamex to one of Mexico’s most prominent investors, and closed the transaction just three months after announcing it.
●	The incorporation of Citi’s Retail Banking business into Wealth in order to realize synergies between those two lines of business, and to establish the U.S. Consumer Cards business as one of Citi’s five core businesses.
●	Competitive market levels of pay for CEOs of peer institutions, which the Compensation Committee considers important for retention and motivational purposes.

For 2025, the Compensation Committee determined that Ms. Fraser’s compensation is $42 million, consisting of a flat base salary of $1.5 million and a total incentive award of $40.5 million as indicated in the following table.

CEO Compensation for 2025
Element	Form	Amount
Base Salary	Cash	$1.5 million
Cash Incentive	Cash (15% of total incentive award)	$6.075 million
Deferred Incentive	Deferred Stock (35% of total incentive award) Vests ratably over 4 years subject to performance conditions	$14.175 million
	Performance Share Units (PSUs) (50% of total incentive award) Vests based on equally weighted tangible book value per share over 3 years and weighted average return on tangible common equity	$20.25 million
Total		$42 million

Consistent with prior years, the number of shares of deferred stock granted for 2025 was determined by dividing the nominal amount awarded in deferred stock by the average of the closing prices of Citi common stock on the five business days immediately preceding the Grant Date ($120.356). The target number of PSUs was also determined by dividing the nominal amount awarded as PSUs by the same five-day average price.

Additional information regarding Citi’s incentive compensation programs, including an explanation of the special award granted to Ms. Fraser in October 2025 in recognition of her performance during her tenure as CEO, and of the material elements of the compensation for 2025 awarded to Ms. Fraser and the other named executive officers, will be presented in Citi’s 2026 Proxy Statement for the Annual Meeting of Stockholders, which is expected to be filed with the U.S. Securities and Exchange Commission in April 2026.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number

99.1	Citigroup Inc. securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 as of the filing date.
101	See the cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIGROUP INC.

Dated: February 12, 2026
	By:	/s/ Brent J. McIntosh
Brent J. McIntosh
Chief Legal Officer and Corporate Secretary

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